Exhibit 4.56

EXECUTION COPY

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES.  THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

UTSTARCOM HONG KONG HOLDING LIMITED

CONVERTIBLE BOND

$20,000,000	August 31, 2012

FOR VALUE RECEIVED, UTStarcom Hong Kong Holding Limited, a Hong Kong company (the “Company”) promises to pay to UTStarcom Hong Kong Limited, a Hong Kong company (“Investor”), or its registered assigns, in lawful money of the United States of America the principal sum of Twenty Million Dollars ($20,000,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Convertible Bond (this “Bond”) on the unpaid principal balance at a rate equal to 6.5% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days.  All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) August 31, 2017 (the “Maturity Date”), (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by Investor or made automatically due and payable, in each case, in accordance with the terms hereof.

The following is a statement of the rights of Investor and the conditions to which this Bond is subject, and to which Investor, by the acceptance of this Bond, agrees:

1.             Payments.

(a)           Interest.  Accrued interest on this Bond shall be payable on each anniversary of the date hereof, except that Investor grants Company a two-year grace period for each of the interest payments of the first two years.

(b)           Voluntary Prepayment.  Upon five (5) business days prior written notice to Investor, the Company may prepay this Bond in whole or in part upon mutual agreement by Company and Investor, provided that any such prepayment will be applied first to the payment of expenses due under this Bond, second to interest accrued on this Bond and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Bond.

(c)           Taxes and Fees.  Company and Investor shall be separately responsible for its taxes as required by applicable laws.

Investor shall be responsible for all fees charged by Investor’s bank.  Company shall be responsible for all fees charged by Company’s bank.

(d)           Investor’s Records.  All sums owed under this Bond shall be evidenced by entries in records maintained by Investor for such purpose.  Each payment on and any other credits with respect to outstanding principal or accrued interest shall be evidenced by entries in such records.  Absent manifest error, Investor’s records shall be prima facie evidence thereof.  Investor shall make such records available to the Company upon the Company’s reasonable request.

2.             Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Bond:

(a)           Failure to Pay.  The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this Bond on the date due and such payment shall not have been made within five (5) business days of the Company’s receipt of written notice to the Company of such failure to pay; or

(b)           Breaches of Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Bond (other than those specified in Section 2(a)) and such failure shall continue for ten (10) business days after the Company’s receipt of written notice to the Company of such failure; or

(c)           Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to Investor in writing in connection with this Bond, or as an inducement to Investor to enter into this Bond, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(d)           Other Payment Obligations. Defaults shall exist under any agreements of the Company with any third party or parties which consists of the failure to pay any indebtedness for borrowed money at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of such indebtedness for borrowed money of the Company, in each case, in an aggregate amount in excess of Ten Million Dollars (US$10,000,000); or

(e)           Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(f)            Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its Subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 45 days of commencement;

(g)           Judgments.  A final judgment or order for the payment of money in excess of Eight Million Dollars ($8,000,000) (exclusive of amounts covered by insurance) shall be rendered against the Company and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any of its Subsidiaries, if any and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within 30 days after issue or levy;

(h)           Governmental Action.  Any governmental or regulatory authority shall take any judicial or administrative action, or any defined benefit pension plan maintained by the Company shall have any unfunded liabilities, any of which, in the reasonable judgment of Investor, could reasonably be expected to have a Material Adverse Effect; or

(i)            Sale of Assets.  Any sale, transfer or other disposition of all or a substantial part of the assets of the Company, including without limitation to any trust or similar entity, shall occur, except as otherwise permitted by Investor.

3.             Rights of Investor upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 2(e) or 2(f)) and at any time thereafter during the continuance of such Event of Default, Investor may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.  Upon the occurrence of any Event of Default described in Sections 2(e) and 2(f), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.  In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Investor may exercise any other right power or remedy otherwise permitted to it by law, either by suit in equity or by action at law, or both.

4.             Conversion.

(a)           Automatic Conversion upon Achievement of Milestones.  If Investor determines in good faith that the Company has achieved or satisfied, on or prior to the Maturity

Date, the milestones set forth in Exhibit A attached hereto (the “Milestones”), then five million dollars ($5,000,000) of the outstanding principal amount of this Bond shall be automatically converted into fully paid and nonassessable ordinary shares of the Company equal to 8% of the outstanding shares of the Company on a fully-diluted basis.

(b)           Voluntary Conversion at Maturity Date.  At the Maturity Date, the Investor may convert the outstanding principal amount of this Bond and all accrued and unpaid interest on this Bond into fully paid and nonassessable ordinary shares of the Company equal to 25% (if 8% of the shares specified in Section 4(a) are issued) or 33% (if 8% of the shares specified in Section 4(a) are not issued) of the outstanding shares of the Company on a fully-diluted basis. Notwithstanding the foregoing, if at any time the Company gives written notice to Investor to prepay this Bond in whole or in part pursuant to Section 1(b) and such prepayment has been agreed to by Investor, Investor shall not be entitled to convert such outstanding principal amount of this Bond or any accrued and unpaid interest on this Bond the Company proposes to prepay, provided that the Company makes such prepayment no later than five (5) days after the date of the written notice to Investor to prepay this Bond.

(c)           Voluntary Conversion After Maturity Date.  If any principal amount of this Bond or any accrued interest on this Bond remains outstanding sixty (60) days after the Maturity Date, then such outstanding principal amount and such accrued and unpaid interest may, at the sole option of Investor, convert into fully paid and nonassessable ordinary shares of the Company equal to 25% (if 8% of the shares specified in Section 4(a) are issued) or 33% (if 8% of the shares specified in Section 4(a) are not issued) of the outstanding shares of the Company on a fully-diluted basis. .

(d)           Conversion Procedure.

(i)            Conversion Pursuant to Sections 4(a).  Upon achieving or satisfying the Milestones (or the Company’s belief that such Milestones have been achieved or satisfied), the Company shall give written notice to Investor of such achievement or satisfaction at Investor’s address provided on the signature pages hereto or at such other address as Investor shall have provided to the Company.  If Investor determines in good faith that the Company has achieved the Milestones, within five (5) days of receiving such notice, Investor shall give written notice to the Company of such determination and surrender this Bond (or a notice to the effect that the original Bond has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Bond) to the Company at its principal corporate office.  Upon conversion, the Company shall execute and deliver a new Bond reflecting the outstanding principal amount of this Bond that remains subject to this Bond.  Any conversion of this Bond pursuant to Section 4(a) shall be deemed to have been made upon the satisfaction of all of the conditions set forth in this Section 4(d)(i) and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(ii)           Conversion Pursuant to Sections 4(b).  Before Investor shall be entitled to convert this Bond into ordinary shares of the Company, it shall, on or prior to the

Maturity Date, surrender this Bond (or a notice to the effect that the original Bond has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Bond) and give written notice to the Company at its principal corporate office of the election to convert the same pursuant to Section 4(b), and shall state therein the amount of the unpaid principal amount of this Bond and any accrued interest on this Bond, if applicable, to be converted.  Any conversion of this Bond pursuant to Section 4(b) shall be deemed to have been made upon the satisfaction of all of the conditions set forth in this Section 4(d)(ii) and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(iii)         Conversion Pursuant to Sections 4(c).  Before Investor shall be entitled to convert this Bond into ordinary shares of the Company, it shall give written notice to the Company stating its determination to convert all or a portion of the outstanding principal and interest and the amounts thereof and surrendering this Bond (or a notice to the effect that the original Bond has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Bond) to the Company at its principal corporate office.  If Investor converts a portion of the outstanding principal and interest, upon such conversion, the Company shall execute and deliver a new Bond reflecting the outstanding principal amount of this Bond that remains subject to this Bond.  Any conversion of this Bond pursuant to Section 4(c) shall be deemed to have been made upon the satisfaction of all of the conditions set forth in this Section 4(d)(iii) and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(iv)          Share Certificates; Execution of Documents.  Upon conversion of this Bond, Investor hereby agrees to execute and deliver to the Company a purchase agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including, without limitation, a 180-day lock-up agreement in connection with an initial public offering).  The Company shall, as soon as practicable thereafter, issue and deliver to such Investor a certificate or certificates for the number of shares to which Investor shall be entitled upon such conversion, including a check payable to Investor for any cash amounts payable as described in this Section 4(d)(v).

(v)           Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Bond.  In lieu of the Company issuing any fractional shares to Investor upon the conversion of this Bond, the Company shall pay to Investor an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a share not issued pursuant to the previous sentence.  In addition, to the extent not converted into share capital, the Company shall pay to Investor any interest accrued on the amount converted and on the amount to be paid by the Company pursuant to the previous sentence.

(vi)          Upon conversion of this Bond in full and the payment of the amounts specified in this paragraph 4, the Company shall be forever released from all its obligations and liabilities under this Bond and this Bond shall be deemed of no further force or effect, whether or not the original of this Bond has been delivered to the Company for cancellation.

(e)           Notices of Record Date. In the event of:

(i)            Any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right; or

(ii)           Any capital reorganization of the Company, any reclassification or recapitalization of the share capital of the Company or any transfer of all or substantially all of the assets of the Company to any other Person or any consolidation or merger involving the Company; or

(iii)         Any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

The Company will mail to the holder of this Bond at least ten (10) days prior to the earliest date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right; and (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining shareholders entitled to vote thereon.

(f)            Reservation of Shares Issuable Upon Conversion.  Within five (5) days of the Company’s receipt of written notice of Investor’s election to convert this Bond pursuant to Section 4, the Company shall take such corporate action as necessary to increase its authorized but unissued ordinary shares of the Company to such number of shares as shall be sufficient to effect the conversion of this Bond.

5.             Representations and Warranties of the Company.  The Company represents and warrants to Investor that:

(a)           Authority.  All corporate action on the part of the Company and its directors, officers and shareholder necessary for the authorization, sale, issuance and delivery of this Bond, the ordinary shares issuable upon conversion of this Bond, and the performance of all of the Company’s obligations under this Bond has been taken or will be taken prior to the date hereof.

(b)           Enforceability.  This Bond has been duly executed and delivered by the Company and constitutes, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(c)           Non-Contravention.  The execution and delivery by the Company of this Bond does not and will not (i) violate or result in a violation of or result in the breach of any provision of the organizational documents of the Company; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which it is bound; or (iii) result in the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.  The ordinary shares issuable upon conversion of this Bond, when issued in compliance with the provisions of this Bond and applicable law, will be validly issued, fully paid and nonassessable.  The ordinary shares issuable upon conversion of this Bond will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon Investor.

6.             Representations and Warranties of Investor.  Investor represents and warrants to the Company that:

(a)           Binding Obligation.  All corporate action on the part of the Investor and its directors, officers and shareholder necessary for the authorization, sale, issuance and delivery of this Bond, and the performance of all of the Investor’s obligations under this Bond has been taken or will be taken prior to the date hereof. Investor has full legal capacity, power and authority to execute and deliver this Bond and to perform its obligations hereunder. This Bond constitute valid and binding obligations of Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)           Unregistered Securities.  Investor acknowledges that this Bond is issued to Investor, who is a Non-U.S. person (defined below) in reliance upon Investor’s representations, warranties and covenants made in this Section 6(b).  Investor has been advised and acknowledges that:

(i)            this Bond and the underlying securities have not been, and will not be registered under the Securities Act, the securities laws of any state of the United States or the securities laws of any other country;

(ii)           in selling this Bond and the underlying securities to Investor pursuant hereto, the Company is relying upon the “safe harbor” provided by Regulation S and/or on Section 4(2) under the Securities Act;

(iii)         it is a condition to the availability of the Regulation S “safe harbor” that this Bond and the underlying securities not be offered or sold in the United States or to a U.S. person until the expiration of a one-year “distribution compliance period” (or a six-month “distribution compliance period,” if the issuer is a “reporting issuer,” as defined in Regulation S) following the date such securities are issued; and

(iv)          notwithstanding the foregoing, prior to the expiration of the one-year “distribution compliance period” (or six-month “distribution compliance period,” if the issuer is a “reporting issuer,” as defined in Regulation S) after the issuance date (the “Restricted Period”), this Bond or the underlying securities, as applicable, may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Bond and either: (A) if the offer or sale is within the United States or to or for the account of a U.S. person (as such terms are defined in Regulation S), the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to other than a U.S. person.

(c)           Investor agrees that with respect to this Bond and the underlying securities, until the expiration of the Restricted Period:

(i)            Investor, its agents or its representatives have not and will not solicit offers to buy, offer for sale or sell any of this Bond or the underlying securities or any beneficial interest therein in the United States or to or for the account of a U.S. person; and

(ii)           notwithstanding the foregoing, this Bond and the underlying securities may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (A) if the offer or sale is within the United States or to or for the account of a U.S. person (as such terms are defined in Regulation S), the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to other than a U.S. person; and

(iii)         Investor shall not engage in hedging transactions with regard to this Bond and the underlying securities unless in compliance with the Securities Act.

The foregoing restrictions are binding upon subsequent transferees of this Bond and the underlying securities, except for transferees pursuant to an effective registration statement. Investor agrees that after the Restricted Period, this Bond and the underlying securities may be offered or sold within the United States or to or for the account of a U.S. person only pursuant to applicable securities laws.

(d)           Investor has not engaged, nor is it aware that any party has engaged, and such Investor will not engage or cause any third party to engage, in any directed selling efforts (as such term is defined in Regulation S) in the United States with respect to the Shares.

(e)           The Invesstor: (i) is domiciled and has its principal place of business outside the United States; (ii) certifies it is not a U.S. person and is not acquiring this Bond or the underlying securities for the account or benefit of any U.S. person; and (iii) at the time of this Bond or the underlying securities are issued, as applicable, Investor or persons acting on Investor’s behalf in connection therewith will be located outside the United States.

(f)            At the time of offering to such Investor and communication of such Investor’s order to purchase this Bond and the underlying securities, Investor or persons acting on Investor’s behalf in connection therewith were located outside the United States.

(g)           Investor is not a “distributor” (as defined in Regulation S) or a “dealer” (as defined in the Securities Act).

(h)           Investor acknowledges that the Company shall make a notation in its share books regarding the restrictions on transfer set forth in Section 6(b) and shall transfer this Bond and the underlying securities on the books of the Company only to the extent consistent therewith.

In particular, Investor acknowledges that the Company shall refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

(i)            Investor understands and agrees that each certificate held by such Investor representing the securities underlying this Bond, or any other securities issued in respect of such securities upon conversion thereof upon any share split, share dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE, HYPOTHECATION OR ANY OTHER TRANSFER OF ANY INTEREST IN ANY OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

(j)            Investor hereby represents that Investor is satisfied as to the full observance of the laws of Investor’s jurisdiction in connection with any invitation to purchase this Bond, including (i) the legal requirements within Investor’s jurisdiction for the purchase of this Bond, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of such securities.  Investor’s purchase and the continued beneficial ownership of this Bond will not violate any applicable securities or other laws of Investor’s jurisdiction.

(k)           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Bond based upon arrangements made by or on behalf of Investor.

(l)            Non-Contravention.  The execution and delivery by the Investor of this Bond does not and will not violate or result in a violation of or result in the breach of any provision of the organizational documents of the Investor.

7.             Protective Provisions.  The Company shall not, without first obtaining the written approval of Investor:

(a)           increase or decrease the authorized number of shares of the Company or change the capitalization structure of the Company existing as of the date hereof;

(b)           authorize or create (by reclassification, merger or otherwise) or issue or obligate itself to issue any new equity security (including any security convertible into or exercisable for any equity security).

(c)           enter into any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company;

(d)           voluntarily liquidate or dissolve;

(e)           incur any Indebtedness exceeding Fifteen Million Dollars (US$15,000,000), except pursuant to trade facilities obtained from banks or other financial institutions in the ordinary course of business;

(f)            encumber or grant a security interest in all or substantially all of the assets of the Company and/or its subsidiaries in connection with any Indebtedness for other companies;

(g)           acquire a material amount of assets through a merger or purchase of all or substantially all of the assets or share capital of another entity;

(h)           declare or pay any Distribution with respect to any securities of the Company in excess of 30% of the Company’s net profit;

(i)            directly or indirectly enter into any transaction with or for the benefit of a Related Person on terms more favorable to the Related Person than would have been obtainable in an “arms’ length” dealing; and

(j)            amend this Section 7.

For the purposes of this Section 7, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include, (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any share acquisition, reorganization, merger or consolidation but excluding any sale of shares for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or (ii) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

The Investor shall respond to the request of the Company on the matters under this Section 7 within five (5) business days of receipt of the Company’s request.  Otherwise, it is deemed that the Investor agrees on the request of the Company on the matters under this Section 7.  The request of the Company on the matters under this Section 7 shall be delivered to the CEO and CFO of UTStarcom Holding Corp.

8.             Covenants.  During the term of this Bond and until the performance of all Obligations is complete, the Company will:

(a)           Financial Statements.  Deliver to Investor or cause to be delivered to Investor, in form and detail reasonably satisfactory to Investor the following financial and other information, which the Company warrants shall be accurate and complete in all material respects:

(i)            Quarterly Financial Statements.  As soon as available but no later than sixty (60) days after the end of each quarter, the Company’s consolidated unaudited balance sheet as of the end of such period, and the Company’s consolidated unaudited income statement for such period and for that portion of the Company’s financial reporting year ending with such period prepared in accordance with general accepted accounting principles selected by the Company, (except that such unaudited financial information shall not be required to include certain non-cash expenses or balance sheet items such as stock compensation expense and any amounts related to any beneficial conversion features of any debt, convertible debt or convertible securities), and attested by a responsible financial officer of the Company as being complete and correct and fairly presenting in all material respects the Company’s financial condition and the results of Parent’s operations.

(ii)           Year-End Financial Statements.  As soon as available but no later than one hundred eighty (180) days after and as of the end of each financial reporting year, a complete copy of the Company’s audit report, which shall include a consolidated balance sheet, income statement, statement of changes in equity and statement of cash flows for such year, prepared in accordance with general accepted accounting principles selected by the Company and certified by a qualified independent accounting firm (the “Accountant”).  With the exception of a qualification for a going concern, the Accountant’s certification shall not be qualified or limited due to a restricted or limited examination by the Accountant of any material portion of the Company’s records or otherwise.

(b)           Compliance Certificates.  Simultaneously with the delivery of each set of financial statements referred to in Sections 8(a)(i) and 8(a)(ii) above, a certificate of the Company, which shall certify, among other things, whether any Event of Default exists on the date of such certificate, and if so, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto.

(c)           Other Information.  Such other information as Investor may reasonably request, including but not limited to statements, budgets (as updated), sales projections, forecasts, and information relating to equity and debt financings consummated after the date hereof.

Investor agrees that the financial statements delivered to it pursuant to Sections 8(a) and 8(b) above and the materials delivered pursuant to this Section 8(c), and any information related to such financial statements and materials set forth on a compliance certificate delivered to it pursuant to this Section 8(c), shall be considered Confidential Information and subject to the obligations and restrictions set forth in Section 10(i).

(d)           Existence.  Maintain and preserve the Company’s existence, present form of business, and all rights and privileges necessary or desirable in the normal course of its business; and keep all the Company’s property in good working order and condition, ordinary wear and tear excepted.

(e)           Accounting Records.  Maintain adequate books, accounts and records, and prepare all financial statements in accordance with the general accepted accounting principles selected by the Company to the extent applicable (except for certain non-cash adjustments by year-end and certain adjustments that may be made as a result of an audit), and in compliance with the regulations of any governmental or regulatory authority having jurisdiction over the Company or any the Company’s business; and upon reasonable prior notice, permit employees or agents of Investor at such reasonable times during normal business hours as Investor may request, at Investor’s expense (unless an Event of Default has occurred and is then continuing, in such case, at the Company’s expense), to inspect the Company’s properties, and to examine the Company’s books, accounts and records and make copies upon the Company’s prior consent that will not be unreasonably withheld subject to any confidentiality and nondisclosure requirements that the Company may reasonably request.  Notwithstanding the foregoing, if no Event of Default has occurred and is continuing, Investor shall limit such inspections to no more than once every twelve (12) months.

(f)            Compliance With Laws.  Comply with all laws, rules, regulations applicable to, and all orders and directives of any governmental or regulatory authority having jurisdiction over, the Company or the Company’s business, except when the failure to so comply would not reasonably be expected to have a Material Adverse Effect, and with all material agreements to which the Company is a party, except where the failure to so comply would not have a Material Adverse Effect.

9.             Definitions. As used in this Bond, the following capitalized terms have the following meanings:

“Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and in the case of a natural Person shall include any individual related by marriage or adoption to any such individual (including such natural Person’s immediate family members) or any entity in which any such natural Person owns any beneficial interest (excluding the ownership of less than 1% of the capital stock of any publicly-traded corporation).

“Bond” shall mean the convertible bond issued as of the date hereof, by the Company in the original aggregate principal amount of US$20,000,000.

“Centre” shall mean the Hong Kong International Arbitration Centre.

“control” (including the term “controlled by”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on ordinary shares payable in ordinary shares, or the purchase or redemption of shares of the Company by the Company or its subsidiaries for cash or property other than: (i) repurchases of ordinary shares issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of ordinary shares issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, and (iii) repurchase of share capital of the Company in connection with the settlement of disputes with any shareholder.

“Event of Default” has the meaning given in Section 2 hereof.

“Investor” shall mean the Person specified in the introductory paragraph of this Bond or any Person who shall at the time be the registered holder of this Bond.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance.

“Material Adverse Effect” means, with respect to the Company individually or on a consolidated basis with all its Subsidiaries, if any, (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of the Company; (b) a material impairment of the ability of the Company to perform under this Bond; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of this Bond.

“Maturity Date” shall mean August 31, 2017 or another date as mutually agreed by the Investor and the Company.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Investor of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Bond, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Permitted Liens” shall mean (a) Liens for taxes not yet delinquent or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (b) Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return of money bonds and other similar obligations, incurred in the ordinary course of business, whether pursuant to statutory requirements, common law or consensual arrangements; (d) Liens in favor of the Investor; (e) Liens upon any equipment acquired or held by the Company or any of its subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, so long as such Lien extends only to the equipment financed, and any accessions, replacements, substitutions and proceeds (including insurance proceeds) thereof or thereto; (f) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under this Bond; (g) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods, (h) Liens which constitute rights of setoff of a customary nature or banker’s liens, whether arising by law or by contract; (i) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums; and (j) leases or subleases and licenses or sublicenses granted in the ordinary course of the Company’s business.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Related Person” means any Affiliate of the Company, or any officer, employee, director or equity security holder of the Company or any Affiliate.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Subsidiary” means any Person a majority of the equity ownership or voting stock of which is now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.

10.                               Miscellaneous.

(a)                                 Successors and Assigns; Transfer of this Bond or Securities Issuable on Conversion Hereof.

(i)                                    Subject to the restrictions on transfer described in this Section 10(a), the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(ii)                                With respect to any offer, sale or other disposition of this Bond or securities into which such Bond may be converted, Investor will give written notice to the Company prior thereto, describing briefly the manner thereof. Upon receiving such written notice, the Company may confirm such disposition will not violate the provisions of the Securities Act, and the Company, as promptly as practicable, shall notify Investor that Investor may sell or otherwise dispose of this Bond or such securities, all in accordance with the terms of the notice delivered to the Company.  If a determination has been made pursuant to this Section 10(a) that the disposition is inconsistent with the requirements of the Securities Act, the Company shall so notify Investor promptly after such determination has been made.  Each Bond thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act.  The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.  Subject to the foregoing, transfers of this Bond shall be registered upon registration books maintained for such purpose by or on behalf of the Company.  Prior to presentation of this Bond for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Bond for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Bond shall be overdue and the Company shall not be affected by notice to the contrary.

(iii)                            Neither this Bond nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Investor.

(b)                                 Waiver and Amendment.  Any provision of this Bond may be amended, waived or modified upon the written consent of the Company and Investor.

(c)                                  Notices.  All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or otherwise delivered to each party as follows:

(i)                                    if to Investor, at Investor’s address or facsimile number set forth on the signature page hereto, or at such other address or facsimile number as such Investor shall have furnished the Company in writing in accordance with the provisions hereof, with a copy (which shall not constitute notice) to Carmen Chang and Scott Anthony, Covington & Burling LLP, 333 Twin Dolphin Drive, Suite 700, Redwood Shores, CA 94065; or

(ii)                                if to any other holder of any shares issuable upon conversion this Bond, to such address or facsimile number as shown in the Company’s records, or at such other address or facsimile number as such holder shall have furnished the Company in writing in accordance with the provisions hereof; or

(iii)                            if to the Company, at the Company’s address or facsimile number set forth on the signature page hereto, or at such other address or facsimile number as the Company shall have furnished to the Investors in writing.

Each such notice or other communication shall for all purposes of this Bond be treated as effective or having been given (i) when delivered, if delivered personally; (ii) at the earlier of its receipt or five (5) days after the same has been deposited in a regularly maintained receptacle for the deposit of the mail; (iii) three (3) business days after deposit with an internationally-recognized courier service, if sent by international overnight courier service; or (v) if sent via facsimile, upon confirmation of facsimile transfer. In each instance, all postage and delivery fees and expenses shall be pre-paid by the sender.

(d)                                 Payment.  Unless converted into the Company’s equity securities pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(e)                                  Default Rate; Usury. During any period in which an Event of Default has occurred and is continuing, the Company shall pay interest on the unpaid principal balance hereof at a rate per annum equal to the rate otherwise applicable hereunder.  In the event any dispute of the parties relating to the Event of Default and payment of principal balance is submitted to the Centre for arbitration and the Company shall pay the unpaid principal balance in accordance with the arbitration award, the Company shall pay an additional interest at the rate of 3% on the unpaid principal balance since the effectiveness of the arbitration award. In the event any interest is paid on this Bond which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Bond.

(f)                                    Expenses; Waivers.  Each party shall be separately responsible for its own costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with this Bond except as otherwise agreed by the parties.

(g)                                 Dispute Resolution; Governing Law.

(i)                                    Any dispute, controversy or claim arising out of or relating to this Bond, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation.  Such consultation shall begin immediately after one party to a dispute has delivered to the other party or parties to such dispute a written request for such consultation.  If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

(ii)                                The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”).  There shall be one arbitrator.  The arbitrator shall be jointly appointed by the disputing parties or, failing which the Secretary-General of the Centre shall appoint the arbitrator.

(iii)                            The arbitration tribunal shall apply the Hong Kong International Arbitration Centre Administered Arbitration Rules as administered by the Centre at the time of the arbitration.

(iv)                             The arbitrator shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of Hong Kong, without regard to principles of conflicts of laws, and shall not apply the laws of any other jurisdiction.

(v)                                 Each party to a dispute shall cooperate with the other party or parties to such dispute in making full disclosure of and providing complete access to such information and documents requested by the other party or parties to such dispute that are reasonably related to the subject matter of the arbitration proceedings; provided, however, that the disputing parties shall be required to enter into appropriate confidentiality agreements with regard thereto.

(vi)                             In the course of arbitration, the disputing parties shall continue to implement the terms of this Bond except (as between the disputing parties) for the matters under arbitration.

(vii)                         The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(viii)                     The losing party of the arbitration shall be responsible for the costs and expenses of both parties incurred for the arbitration, including, without limitation, reasonable attorneys’ fees and costs.

(ix)                             Any disputing party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(h)                                                                                 Indemnification; Exculpation.  The Company shall pay and protect, defend and indemnify Investor and Investor’s employees, officers, directors, shareholders, affiliates, correspondents, agents and representatives (other than Investor, collectively “Investor Agents”) against, and hold Investor and each such Investor Agent harmless from, all claims, actions, proceedings, liabilities, damages, losses, expenses (including, without limitation, attorneys’ fees and costs) and other amounts incurred by Investor and each such Investor Agent, arising from (i) the matters contemplated by this Bond or, (ii) any dispute between the Company and a third party other than Investor, or (iii) any contention that the Company has failed to comply with any law, rule, regulation, order or directive applicable to the Company’s business; provided, however, that this indemnification shall not apply to any of the foregoing incurred solely as the result of Investor’s or any Investor Agent’s gross negligence or willful misconduct.  This indemnification shall survive the payment and satisfaction of all of the Obligations to Investor.

The Investor shall pay and protect, defend and indemnify Company and Company’s employees, officers, directors, shareholders, affiliates, correspondents, agents and representatives  (other than Company, collectively “Company Agents”)  against, and hold Investor and each such Company Agent harmless from, all claims, actions, proceedings, liabilities, damages, losses, expenses (including, without limitation, attorneys’ fees and costs) and other amounts incurred by Company and each such Company Agent, arising from the Investor’s breach of any of its representations and warranties under this Bond.

(i)                                    Confidentiality.  Investor agrees to hold in confidence all Confidential Information that it receives from the Company pursuant to Section 8(a), except for disclosure as shall be reasonably required: (a) to legal counsel and accountants for Investor; (b) to other professional advisors to Investor; (c) to regulatory officials having jurisdiction over Investor to the extent required by law; (d) to Investor’s investors and prospective investors, and in Investors’ filings with the Securities and Exchange Commission; (e) as required by law or legal process or in connection with any legal proceeding to which Investor and the Company are adverse parties; (f) in connection with a disposition or proposed disposition of any or all of Investor’s rights hereunder; (g) to Investor’s subsidiaries or Affiliates in connection with their business with the Company (subject to the same confidentiality obligation set forth herein); (h) as required by valid order of a court of competent jurisdiction, administrative agency or governmental body, or by any applicable law, rule, regulation, subpoena, or any other administrative or legal process, or by applicable regulatory or professional standards,  including in connection with any judicial or other proceeding involving Investor relating to this Bond and the transactions contemplated hereby; and (i) as required in connection with Investor’s examination or audit.  For purposes of this section, Investor and the Company agree that “Confidential Information” shall mean any information regarding or relating to the Company other than: (i) information which is or becomes generally available to the public other than as Investor of a disclosure by Investor in violation of this section, (ii) information which becomes available to Investor from any other source (other than the Company) which Investor does not know is bound by a confidentiality agreement with respect to the information made available, and (iii) information that Investor knows on a non-confidential basis prior to the Company disclosing it to Investor.

(j)                                    Counterparts.  This Bond may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Bond.

(Signature Page Follows)

The Company has caused this Bond to be issued as of the date first written above.

UTStarcom Hong Kong Holding Limited
a Hong Kong company

By:
Name: Jack Lu
Title: CEO
Address:
Suite A 7/F HK Diamond Exchange BLDG
8-10 Duddel ST
Central
Hong Kong

Facsimile number:

Acknowledged and accepted:

UTStarcom Hong Kong Limited
a Hong Kong company

By:
Name: Xiaoping Li
Title: Director

Address:
52-2 Building, BDA International Enterprise Avenue
NO.2 Jingyuan North Street
Beijing 100176
People’s Republic of China

Facsimile number: +86 (10) 8520-5599

Signature Page to Convertible Bond

Exhibit A

Milestones

On or prior to the Maturity Date, the Company shall have reached P&L run-rate breakeven.